NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 20, 2017, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 9, 2017 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between EverBank Financial Corp and Teachers Insurance and Annuity Association of America became effective on June 9, 2017. Each share of EverBank Financial Corp Depositary Share representing 1/1000th interest in a share of 6.75% Series A Non-cumulative Perpetual Preferred Stock was converted into the right to receive $25.00 plus accrued and unpaid dividends. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 9, 2017.